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                       [MUTUAL OF NEW YORK LETTERHEAD]



February 27, 1997


The Mutual Life Insurance Company
     of New York and
Keynote Series Account
1740 Broadway
New York, New York 10019


Dear Sirs:

I have reviewed the procedure under which Keynote Series Account elected to register an indefinite amount of securities under the Securities Act of 1933 pursuant to Rule 24f-2 of the Investment Company Act of 1940, as well as the preparation of the acccompanying Notice making definite in number the $6,016,259 amount of said securities registered pursuant to that Rule for the year 1996.

In my opinion these securities, the registration of which the accompanying Notice makes definite in number, were legally issued, fully paid, and non-assessable.

I hereby consent to your forwarding this opinion to the Securities and Exchange Commission in connection with your Rule 24f-2 Notice and to any reference that might at any time be made to it or to me in any amendment to the registration statement on Form N-4 or otherwise for these securities.

Very truly yours,

/s/ Edward P. Bank